Exhibit 99.1
LA CORTEZ ENERGY, INC.
1266 1st Street - #4, Sarasota, FL 34236
La Cortez Energy, Inc. Announces the Closing of an Approximately $6.0 Million Private Placement

SARASOTA, Florida, September 16- La Cortez Energy, Inc. (OTC Bulletin Board: LCTZ.OB the "Company"), announced today that it successfully completed a private placement of 4,784,800 Units of its securities to institutional and accredited investors for an aggregate gross proceeds of $ 5,981,000 US Dollars, at an offering price of $1.25 per Unit. Each Unit consists of (i) one share of common Stock of the Company and (ii) a common stock purchase warrant to purchase one-half share of Common stock, exercisable for a period of five years at an exercise price of $2.25 per share. The Company plans to use the net proceeds of this offering for its initial investment in one or more oil and gas exploration and production opportunities in Colombia, Peru and/or Brazil (e.g., acquisitions, joint ventures, and/or farm-ins) and for general working capital purposes.

President and CEO Andres Gutierrez said, "I am very pleased with the result obtained in this Private Placement. It reflects a vote of confidence in the La Cortez executive team and the ability of the Board of Directors to successfully execute the Company’s strategic Plan. La Cortez has already identified and is currently evaluating a number of business opportunities in Colombia, Peru and Brazil that are complementary to the first phase of our strategic plan, which is to complete one or more transactions that will quickly position La Cortez with reserves, proven production, and a portfolio of development and exploration opportunities.”

Gottbetter Capital Markets, LLC acted as Placement Agent for this additional financing.

About La Cortez Energy, Inc.
La Cortez Energy, Inc. is an early stage oil and gas exploration and production company currently pursuing a business strategy in the energy sector in South America, with an initial focus on identifying oil and gas exploration and production opportunities in Colombia, Peru and Brazil.  To that end, the Company is in the process of establishing an operational branch in Colombia with offices in Bogotá.
For more information, please contact the Company’s Investor Relations department at 888-805-(LCTZ) 5289 or by email at info@lacortezenergy.com

Forward-Looking Statements
Certain statements in this news release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company, including, but not limited to, the Company's ability to identify corporate acquisition and/or joint venture opportunities in the energy sector in Colombia, Peru and Brasil and, more generally, in Latin America, and to establish the technical and managerial infrastructure to take advantage of, and successfully participate in such opportunities, future economic conditions, political stability and energy prices. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.